UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
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Hudson Pacific Properties, Inc.
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March 19, 2012

Dear Fellow Stockholder:

On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I cordially invite you to attend our Annual Meeting of Stockholders on Thursday, June 7, 2012, at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California at 9:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of Hudson Pacific Properties, Inc.

Sincerely yours,

Victor J. Coleman
Chief Executive Officer and Chairman of the Board of Directors

Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Suite 1600
Los Angeles, California 90025
(310) 445-5700

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2012 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Thursday, June 7, 2012, at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California.

At the 2012 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of nine directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	An amendment to increase the share reserve under the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan;

(3)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(4)	An advisory resolution on the Company’s executive compensation for the fiscal year ended December 31, 2011; and

(5)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on March 19, 2012, the record date for the 2012 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 19, 2012. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2012 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary
Los Angeles, California
March 19, 2012

This Proxy Statement and accompanying proxy card are available beginning March 20, 2012 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc., for use at the 2012 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2011 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 7, 2012: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2011 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Thursday, June 7, 2012 at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, an amendment to increase the share reserve under the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (the “2010 Plan”), and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our common stockholders as of the close of business on March 19, 2012, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 19, 2012 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of nine directors;

(2)	an amendment to increase the share reserve under the 2010 Plan;

(3)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(4)	an advisory resolution on the Company’s executive compensation; and

(5)	any other business properly introduced at the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for the amendment to increase the share reserve under the 2010 Plan (see Proposal No. 2);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (see Proposal No. 3); and

•	for the advisory resolution on the Company’s executive compensation (see Proposal No. 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on March 19, 2012, which is the record date for the Annual Meeting. You are entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of March 19, 2012, we had 33,998,498 shares of common stock outstanding.

Who counts the votes? A representative of Computershare, Inc. will tabulate the votes, and our General Counsel and Secretary, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2012). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting? Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 19, 2012 without notice other than announcement at the meeting. We may also postpone, to a date not later than 90 days after the original record date, or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors.

To approve the amendment to increase the share reserve under the 2010 Plan (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 3) and adopt the advisory resolution on executive compensation (Proposal No. 4), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal, however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•
With respect to Proposal No. 2 (Increase in the Share Reserve under the 2010 Plan), your broker is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have the same effect as votes against this proposal unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which case, broker non-votes will have no effect on the result of the proposal.

•	With respect to Proposal No. 3 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

•
With respect to Proposal No. 4 (Advisory Resolution on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on these matters if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting other than Proposal 2 (Increase in the Share Reserve under the 2010 Plan). Abstentions will have the same effect as votes against Proposal 2 unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which case, abstentions will have no effect on the result of Proposal 2. If you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•	Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Web site address for authorizing a proxy by Internet is also provided on your Notice.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on June 7, 2012. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the amendment to increase the share reserve under the 2010 Plan; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution on the Company’s executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation before our Annual Meeting with our General Counsel and Secretary, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a property-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the four proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Web site at  www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect nine directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the nine nominees listed below.

Name	Age	Position
Victor J. Coleman	50	Director; Chief Executive Officer; Chairman of the Board
Howard S. Stern	50	Director; President
Theodore R. Antenucci†	47	Director; Audit Committee member, Governance Committee and Investment Committee member
Richard B. Fried	43	Director
Jonathan M. Glaser†	49	Director; Audit Committee member, Compensation Committee Chairperson and Investment Committee member
Mark D. Linehan†	49	Director; Audit Committee Chairperson, Compensation Committee member and Investment Committee member
Robert M. Moran, Jr.†	49	Director; Governance Committee Chairperson and Investment Committee member
Barry A. Porter†	54	Director; Compensation Committee member and Governance Committee member
Patrick Whitesell†	47	Director
† Independent within the meaning of the NYSE listing standards.

Victor J. Coleman serves as Chief Executive Officer and as Chairman of our Board of Directors. Prior to the formation of our Company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it to GE Real Estate, a division of General Electric Capital Corporation, in 2006. Prior to that sale, Mr. Coleman was primarily responsible for all facets of Arden Realty, Inc.’s strategic planning and growth, as well as management of that company’s team of top real estate professionals. Mr. Coleman is an active community leader, has been the recipient of the Humanitarian Award for the National Conference of Christians and Jews, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the Anderson School, UCLA, and the Boards of Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, the Archer School (from 2007 to the present) and the Bel Air Chapter of YPO. Mr. Coleman’s previous experience as a director also includes service on the board of other public companies such as Douglas Emmett, Inc. (from 2006 to 2009) and People’s Choice (2003 to 2006). He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board of Directors to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Howard S. Stern serves as President and as a director. Prior to the formation of our Company, Mr. Stern served as a managing partner of our predecessor, Hudson Capital, LLC, where he acted as President of the Sunset Gower and Sunset Bronson media and entertainment properties in Hollywood, and oversaw the daily operations of 23 production sound stages and over approximately 550,000 square feet of office. Before joining Hudson Capital, LLC, Mr. Stern served as Senior Vice President and Chief Investment Officer for Arden Realty, Inc. from 2003 until its sale in 2006, where he was responsible for acquisition, disposition, development, structured finance and new investment activities. In his early tenure with Arden Realty, Inc., which began in 2001, he first served as Vice President of Strategic Planning, then as First Vice President of Operations and Leasing. Before his tenure at Arden Realty, Inc., Mr. Stern spent five years as Vice President of the Archon Group, a subsidiary of Goldman, Sachs & Co., where he oversaw all Western Region mezzanine financing and real estate management activities. Mr. Stern is a graduate of the University of California, Berkeley with a Bachelor of Arts degree in Political Science and Economics, and has a Master of Business Administration degree from the University of Southern California. Mr. Stern was selected by our Board of Directors to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Theodore R. Antenucci has been a member of our Board of Directors since our initial public offering, or IPO. As of March 2011, Mr. Antenucci serves as President and Chief Executive Officer of Catellus Development Corporation. Until June 2011, Mr. Antenucci was also President and Chief Investment Officer of ProLogis, as well as a member of its Executive Committee. ProLogis is a leading global provider of distribution facilities with over $32 billion in real estate assets under management. He also served on the Board of Directors for ProLogis European Properties (PEPR), a public fund trading on the Euronext stock exchange in Amsterdam, from 2009 through June of 2011. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp., and was responsible for all development, construction and acquisition activities. Prior to that, he served as Executive Vice President of Catellus Commercial Group, where he managed the company’s industrial development activities throughout the western United States. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Colorado Foundation since December of 2010. Mr. Antenucci was also appointed to the Board of Directors of Iron Mountain, Inc. in June of 2011. He served on the Board of Directors for Landmark Properties Group, a privately held company, from 2007 through 2008. Mr. Antenucci earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. He was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. Mr. Antenucci is a member of our Board’s Audit Committee and, as of April, 2011, also serves as a member of our Board’s Nominating Committee.

Richard B. Fried has been a member of our Board of Directors since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and co-head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of One California Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a real estate investment trust specializing in industrial properties. Mr. Fried has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated cum laude from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board of Directors determined that Mr. Fried should serve as a director based on his role with Farallon, our largest stockholder, and based on his experience in the real estate investment industry.

Jonathan M. Glaser has been a member of our Board of Directors since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board of Directors has determined that Mr. Glaser should serve on our Board based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is the chair of our Board’s Compensation Committee and is a member of our Board’s Audit Committee.

Mark D. Linehan has been a member of our Board of Directors since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. In addition, Mr. Linehan is actively involved with the community through his service on the board of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and the Goleta Valley Hospital, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan

received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Board’s Audit Committee and is a member of our Board’s Compensation Committee.

Robert M. Moran, Jr. has served as a member of our Board of Directors since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interest in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at WilliamWilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board of Directors has determined that Mr. Moran should serve as a Director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Board’s Nominating and Corporate Governance Committee.

Barry A. Porter has served as a member of our Board of Directors since our IPO. Mr. Porter co-founded Clarity Partners L.P. in
2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2005, Mr. Porter co-founded KAILAI Investments (formerly known as Clarity China L.P)., a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Mr. Porter serves on the Board of Naylor Publishing, a publishing company focused on the North American trade association market. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear, Stearns & Co. Inc. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board of Directors to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of our Board’s Compensation Committee and our Board’s Nominating and Corporate Governance Committee.

Patrick Whitesell has served as a member of our Board of Directors since October 1, 2011. Mr. Whitesell has been the Co-Chief Executive of WME Entertainment since its formation in 2009. He has worked with entertainers from all walks of the entertainment industry and currently represents a number of A-list celebrities. In 2001, he became a partner at Endeavor Talent Agency, and he was a key figure in Endeavor’s 2009 merger with the William Morris Agency. He began his career at InterTalent in the 1990s, where he worked his way up from the mailroom. He then moved to Creative Artists Agency, where he served as head of the talent department. Mr. Whitesell received a Bachelor of Arts degree from Luther College.

2011 DIRECTOR COMPENSATION

In 2010, in connection with our IPO, our Board approved a compensation program for our non-employee directors (the “Director Compensation Program”) which also governed our 2011 non-employee director compensation. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board. During 2011, in accordance with the Director Compensation Program, our non-employee directors (other than Mr. Whitesell, whose compensation is described below) received (i) annual cash retainers of $50,000, paid in quarterly installments in arrears in conjunction with quarterly meetings of the Board, and (ii) annual grants of restricted stock valued (as of the date of grant) at $50,000.

In addition, non-employee directors who served as chairs of the Audit, Compensation and Governance Committees received additional cash retainers of $15,000, $10,000 and $7,500, respectively. Non-employee directors were permitted to elect to receive up to 100% of their annual and/or committee chair cash retainers in the form of fully vested shares (pursuant to our Director Stock Plan). We also reimbursed each of our non-employee directors for his travel expenses incurred in connection with his attendance at full Board and committee meetings.

Mr. Whitesell did not join our Board until October 1, 2011. Accordingly, in 2011 he received an annual cash retainer, as well a discretionary grant of restricted stock based on the value of the annual restricted stock grant described above, each pro-rated to reflect partial-year service.

Awards of restricted stock granted in 2011 as part of the annual retainer (other than vested shares received at a non-employee director’s election in lieu of any cash component of the director fees) vest ratably as to one-third of the shares covered by the grant on each of the first three anniversaries of our 2011 annual meeting of stockholders, subject to the non-employee director’s continued service on our Board.

The following table provides additional detail regarding the 2011 compensation of our non-employee directors:

2011 Director Compensation

Name(1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Theodore R. Antenucci	50,000	50,000	100,000

Mark Burnett(4)	12,500	—	12,500

Jonathan M. Glaser	60,000(5)	50,000	110,000

Richard B. Fried	50,000	50,000	100,000

Mark D. Linehan	65,000	50,000	115,000

Robert M. Moran, Jr.	57,500	50,000	107,500

Barry A. Porter	50,000(5)	50,000	100,000

Patrick Whitesell	12,500(6)	26,272	38,772
__________________

(1)
Mr. Coleman, our Chief Executive Officer, and Mr. Stern, our President, are not included in this table as they are employees of the Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Coleman and Stern for the services they provide to us is reflected in the Summary Compensation Table.

(2)	Reflects annual base and, if applicable, committee chair retainer fees earned in 2011.

(3)
Each non-employee director serving on our Board on the date of our annual stockholders’ meeting in 2011 received a grant of restricted stock valued at $50,000 on the grant date, determined by dividing $50,000 by the closing price of our common stock on the grant date. Mr. Whitesell was not a member of our Board on the date of our annual stockholders’ meeting in June 2011 and therefore did not receive an annual restricted stock grant on that date, however he received a discretionary grant of restricted stock valued at $26,272 upon his appointment to the Board in October 2011. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal annual installments on each of the first three anniversaries of June 9, 2011, subject to continued service with us through the applicable vesting dates. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2011 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report of Form 10-K, filed on March 14, 2012.

(4)	Mr. Burnett resigned from our Board effective April 25, 2011; amount reflects director fees earned for services through March 31, 2011.

(5)
Pursuant to our Director Stock Plan, Messrs. Glaser and Porter elected to receive all of their non-committee cash retainer fees earned in 2011 in the form of fully-vested shares of our common stock having an equal value to the amount otherwise payable in cash.

(6)	Mr. Whitesell was nominated to our Board effective October 1, 2011; amounts reflect pro rated director fees for services from October 1 through December 31, 2011.

2012 Non-Employee Director Compensation Program

In December 2011, our Board revised the Director Compensation Program with respect to services performed by our non-employee directors in 2012. Under the revised program, (i) the annual cash retainer will be increased from $50,000 to $60,000, and (ii) non-employee directors who serve as non-chair members of the Audit, Compensation and Nominating and Corporate Governance committees will be entitled to receive additional cash retainers of $7,500, $5,000 and $4,000, respectively. Except as described in the preceding sentence, all components of the Director Compensation Program described above continue in effect under the revised program.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who serve on our Board of Directors, our Board of Directors has determined that 6, or 66.7%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•
we have opted out of the control share acquisition statute in the MGCL and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board of Directors, including a majority of our disinterested directors; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Mark Linehan, one of our independent directors, presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held eight regularly scheduled and special meetings during 2011 to review significant developments, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2011, except for Mr. Antenucci, whose absences were due to scheduling conflicts.

BOARD COMMITTEES

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2011, the Audit Committee met a total of five times, and acted by unanimous written consent on one occasion.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Glaser is Chairman and Messrs. Linehan and Porter are members of the Compensation Committee. During 2011 the Compensation Committee met five times, and acted by unanimous written consent on five occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of the performance of management.

Mr. Moran is Chairman and Messrs. Antenucci and Porter are members of the Governance Committee. During 2011, our Governance Committee held three meetings.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above 35 million dollars and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendation to the full Board on acquisition and investment transactions that exceed the Investment Committee’s approval authority.

Messrs. Antenucci, Linehan and Moran are members of the Investment Committee. During 2011, the Investment Committee held two meetings.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee” ) oversees our financial reporting process on behalf of the Board of Directors (the “Board” ) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2011 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore Antenucci
Jonathan Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available in the Corporate Governance section of the Investor Relations page on our Web site at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2011, the members of our Compensation Committee were Jonathan M. Glaser, Mark D. Linehan and Barry A. Porter. None of Messrs. Glaser, Linehan or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2011, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, General Counsel, 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, résumés and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer, our Board Chairperson and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Communications with the Board” on page 12 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a B.A. degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a B.A. degree in Business Economics from the University of California, Santa Barbara.

•	Mr. Linehan is a Certified Public Accountant.

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm.

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2011 and 2010 were as follows (in thousands):

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$459	$1,000
Audit-Related Fees	$—
Tax Fees	$218	$414
All Other Fees	$—	$2

Total Fees	$677	$1,416

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters’ due diligence, and review of various registration statements all in conjunction with our initial public offering and secondary offering.

Audit-Related Fees—Includes financial due diligence in connection with acquisitions and access to accounting research database.

Tax Fees—Includes tax preparation services and domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for the Company during 2011 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit

Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. All of our directors attended our 2011 Annual Meeting of Stockholders in person or participated by telephone conference.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO INCREASE THE SHARE RESERVE UNDER THE 2010 PLAN

Introduction; Amendment

On March 5, 2012, subject to shareholder approval, our Board approved an amendment to the 2010 Plan to increase the number of shares we are authorized to issue or award under the 2010 Plan and to include a fungible unit feature and fungible unit pool counting provision (the “Amendment”). We intend to register this share increase on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as is practicable if we receive stockholder approval.

We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the 2010 Plan is important to our continued growth and success. The purpose of the 2010 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives. We believe that the equity-based awards to be issued under the 2010 Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amendment is not approved, we believe our recruitment and retention capabilities will be adversely affected.

As of March 12, 2012, the latest practicable date, there were 33,998,498 shares of common stock outstanding and 2,455,063 operating partnership units outstanding, and the closing sale price of our common stock on that date was $15.00.  As of March 12, 2012, the Company had authorized 1,650,000 shares for grants of awards under the 2010 Plan, and had granted awards covering a total of 1,526,958 shares subject to full-value awards (as defined in more detail below), of which 1,362,131 shares of common stock remain subject to unvested awards, inclusive of 736,769 shares of common stock that may become subject to unvested awards under our 2012 Outperformance Program, pursuant to which grantees were awarded participation rights in a dollar-denominated, stock-settled bonus pool (of which the ultimate number of shares that may be earned is currently undeterminable).  The Company has not issued any stock options or any other equity awards other than the foregoing. Accordingly, as of the record date, there remained 123,042 shares (which excludes the proposed share reserve increase and includes the number of shares that may become issuable under the 2012 Outperformance Program) of our common stock available for future grants under the 2010 Plan.

Under the Amendment, the Company may issue awards up to a total of 18,732,500 fungible units (the “Fungible Unit Limit”), which is comprised of 13,865,000 new fungible units plus the maximum of 1,650,000 shares initially reserved under the 2010 Plan (which will convert into 4,867,500 fungible units under the new fungible counting mechanics following effectiveness of the Amendment). This fungible unit limit means that, based on the relative fungible unit weights attributable to different award types under the 2010 Plan, the maximum number of shares that may be issued under the 2010 Plan will range from six million three hundred fifty thousand (6,350,000) shares to twenty-four million sixteen thousand twenty-six (24,016,026) shares, with the ultimate share limit determined by reference to the types of Awards actually granted under the 2010 Plan. If our stockholders approve the Amendment, a total of 14,225,000 fungible pool units will remain available for new awards, comprised of 360,000 fungible pool units currently available for future issuance, plus the additional 13,865,000 fungible units to be added by this Amendment (meaning that a range of 4,822,033 shares to 18,237,179 shares will remain available for new awards, depending on the award types actually granted). Different types of awards are counted differently against the Fungible Unit Limit and result in different share usages, as follows:

•
each share issued or to be issued in connection with a restricted stock, restricted stock unit or similar award (each referred to as a “full value award”) that conveys the full value of the shares subject to the award (other than an option, stock appreciation right or similar award for which the recipient must pay the grant-date intrinsic value), will be counted against the Fungible Unit Limit as 2.95 fungible pool units for each share subject to such award, meaning that if all available fungible units are issued as full value awards based on the number of fungible units available for new awards under the 2010 Plan, new awards covering a maximum of 4,822,033 shares will be issuable;

•
options, stock appreciation rights and similar awards which do not deliver the full share value at grant of the underlying shares and which expire more than five years from date of grant (referred to as “ten-year options”) will be counted against the Fungible Unit Limit as 1.0 fungible pool unit for each share subject to such award, meaning that if all available fungible units are issued as ten-year options based on the number of fungible units available for new awards under the Plan, new awards covering a maximum of 14,225,000 shares will be issuable; and

•
options, stock appreciation rights and similar awards which do not deliver the full share value at date of grant and which expire five years or less from the date of grant (referred to as “five-year options”) will be counted against the Fungible Unit Limit as 0.78 of a fungible pool unit for each share subject to such award, meaning that if all available fungible units are issued as five-year options based on the number of fungible units available for new awards under the Plan, new awards covering a maximum of 18,237,179 shares will be issuable.

The principal features of the 2010 Plan are summarized below for the convenience and information of our shareholders. This description is qualified in its entirety by reference to the 2010 Plan, attached as Exhibit 10.4 to our Registration Statement filed on Form S-11 with the Securities and Exchange Commission, or SEC, on June 14, 2010. Approval of the Amendment increases the number of shares available for future grant, provides for a fungible unit pool feature and counting provision.
Highlights of the 2010 Plan

The 2010 Plan authorizes the Compensation Committee of our Board (or, if our Board determines, another committee of our Board) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, deferred stock, stock payments, performance awards, performance share awards, profits interest units and other incentive awards structured by the Compensation Committee within parameters set forth in the 2010 Plan, for the purpose of providing the Company’s directors, officers, employees and consultants equity compensation, incentives and rewards for superior performance. Some of the key features of the 2010 Plan that reflect our commitment to effective management of incentive compensation are as follows:

•
No Repricing or Replacement of Options or Stock Appreciation Rights. The 2010 Plan prohibits, without shareholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.

•	Section 162(m) Qualification. The 2010 Plan is designed to allow awards under the 2010 Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

•	Independent Administration. The Compensation Committee, which consists of only independent directors, will administer the 2010 Plan except with respect to awards granted to non-employee directors.

Shares Subject to Grants

Under the proposed amendment to the 2010 Plan, the Company may issue up to a total of 18,732,500 fungible units (the “Fungible Pool Limit”), which is comprised of 13,865,000 new fungible units plus the maximum of 4,867,500 fungible units initially reserved under the 2010 plan based on a 2.95 to 1.0 fungible unit-to-full value award conversion ratio. If the stockholders approve the proposal, a total of 14,225,000 fungible pool units will remain available for new awards (comprised of 360,000 fungible pool units currently available for future issuance, plus the additional 13,865,000 fungible pool units to be added by this proposal).  Fungible units represent the baseline for the number of shares available for issuance under the amended 2010 Plan. Different types of awards are counted differently against the Fungible Pool Limit, as follows:

•
each share issued or to be issued in connection with an award, other than an option, right or other award which does not deliver the full value at grant of the underlying shares, will be counted against the Fungible Pool Limit as 2.95 fungible pool units;

•
options and other awards which do not deliver the full value at grant of the underlying shares and which expire more than five years from date of grant will be counted against the Fungible Pool Limit as 1.0 fungible pool unit; and

•
options, rights and other awards which do not deliver the full value at date of grant and which expire five years or less from the date of grant will be counted against the Fungible Pool Limit as 0.78 of a fungible pool unit.

The fungible units represent a maximum of 4,822,033 common shares which could be granted pursuant to full value awards based on the 2.95 to 1.0 fungible unit-to-full value award conversion ratio. Based solely on the closing price of the Company’s common shares as reported by the NYSE on March 12, 2012 of $15.00, the maximum aggregate market value of those 4,822,033 common shares was $72,330,495.

Eligibility

Employees, consultants and directors of us, our operating partnership and our respective subsidiaries are eligible to receive awards under the 2010 Plan. Currently, there are approximately 16 individuals eligible to participate in the 2010 Plan.

Administration

The 2010 Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our Board administers the 2010 Plan with respect to awards to non-employee directors. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2010 Plan, subject to its express terms and conditions. The plan administrator sets the terms and conditions of all awards under the 2010 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The aggregate number of shares of our common stock that are available for issuance under awards granted pursuant to the 2010 Plan is 1,650,000 (not including shares authorized pursuant to the Amendment), which shares may be authorized but unissued shares, or shares purchased on the open market. If an award under the 2010 Plan is forfeited, expires or is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2010 Plan. If the Amendment is approved by our shareholders, shares that again become available for issuance in accordance with the foregoing will be added back to the fungible pool limit (and, correspondingly, to the share limit) based on the fungible counting mechanics described above, such that the fungible pool limit (and share limit) will be increased in an amount sufficient to grant the forfeited, expired or cash-settled award as a new award of the same type. However, the following shares may not be used again for grant under the 2010 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2010 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2010 Plan. After a transition period that will end if our stockholders approve the Amendment, the maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2010 Plan during any calendar year is 1,500,000 and the maximum amount that may be paid in cash pursuant to the 2010 Plan to any one participant during any calendar year period is ten million dollars ($10,000,000).

Awards

The 2010 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, profits interest units, SARs and cash awards. Certain awards under the 2010 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other tax Code requirements are satisfied. The exercise price per share of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price per share of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•
Stock Payments, Other Incentive Awards, Profits Interest Units and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Profits interest units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Revenue Procedure guidance, which may be convertible into shares of our common stock. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards

Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator determines whether performance awards are intended to constitute “qualified performance-based compensation,” or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. Section 162(m) of the Code provides a grace period for companies following an initial public offering and, accordingly, we do not expect Section 162(m) of the Code to apply to awards granted under the 2010 Plan prior to approval of this Amendment; however, we do expect that the grace period under Section 162(m) of the Code will expire upon shareholder approval and effectiveness of this Amendment. QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.

In order to constitute QPBC under Code Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to stockholder-approved performance criteria. For purposes of the 2010 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2010 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the 2010 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2010 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2010 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2010 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2010 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our Board may amend or terminate the 2010 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2010 Plan, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2010 Plan after the tenth anniversary of the date on which we adopt the 2010 Plan.

New Plan Benefits

Except with respect to grants of restricted stock that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting, which are shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the 2010 Plan will be determined in the discretion of the Compensation Committee in the future, and the Compensation Committee has not made any determination to make future grants to any persons under the 2010 Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2010 Plan.

Name and Position	Dollar Value ($)	Restricted Stock Awards (#)
Victor J. Coleman, Chief Executive Officer	—	—
Howard S. Stern, President	—	—
Mark T. Lammas, Chief Financial Officer	—	—
Christopher Barton, Executive Vice President, Operations and Development	—	—
Dale Shimoda, Executive Vice President, Finance	—	—
Executive Group	—	—
Non-Executive Director Group	50,000	0(1)
Non-Executive Officer Employee Group	—	—
__________________

(1)
Pursuant to our 2012 Director Compensation Program, each non-employee director serving on our Board on the date of the annual stockholders’ meeting will be awarded a grant of restricted stock with a value of $50,000 on that date. Each restricted stock award will vest in equal one-third installments on the first, second and third anniversaries of the date of the annual stockholders’ meeting, subject to continued service on the applicable vesting dates.

Restricted Stock Granted to Certain Persons

The table below sets forth summary information concerning the number of shares of our common stock subject to restricted stock made under the 2010 Plan to certain persons as of March 19, 2012. The awards set forth in this table for the named executive officers are also included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. The awards set forth in this table for the non-employee directors are also included in the Director Compensation Table set forth in this proxy statement and are not additional awards.

Name and Position	Restricted Stock Awards (#)(1)
Victor J. Coleman, Chief Executive Officer(2)	328,118
Howard S. Stern, President(2)	146,575
Mark T. Lammas, Chief Financial Officer	72,284
Christopher Barton, Executive Vice President, Operations and Development	52,726
Dale Shimoda, Executive Vice President, Finance	52,726
All current executive officers as a group (9 persons)	702,601
All current non-employee directors as a group (7 persons)	61,273
Theodore R. Antenucci	10,816
Richard B. Fried	4,934
Jonathan M. Glaser	10,816
Mark D. Linehan	10,816
Robert M. Moran, Jr.	10,816
Barry A. Porter	10,816
Patrick Whitesell	2,259
Each associate of any such directors, executive officers or nominees	—
Each other person who received or is to receive 5% of such options or rights	—
All employees except current executive officers as a group	26,315
______________________________________________________
(1) This table does not present information regarding 2012 Outperformance Program awards (which constitute participation rights in a dollar- denominated, stock-settled bonus pool), as the number of shares subject to those awards is not yet determinable.

(2) Messrs. Coleman and Stern are also nominated for election as directors.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee, consultant or non-employee director granted an award under the 2010 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the participant will recognize ordinary income, and the Company will receive a corresponding corporate deduction equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares.

The current federal income tax consequences of other awards authorized under the 2010 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options;

nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, performance share awards, performance awards, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Under current law, a participant generally should not recognize taxable income at the time of the grant of profits interest units or the vesting of those units, provided that the profits interest units qualify as “profits interests” within the meaning of the Code and related Internal Revenue Service guidance. A holder of profits interests units, however, will be required to report on his or her income tax return his or her allocable share of our operating partnership’s income, gains, losses, deductions and credits in accordance with the partnership agreement of our operating partnership, regardless of whether our operating partnership actually makes a distribution of cash to profits interest unit holders. Distributions of money by our operating partnership will generally be taxable to the holder to the extent that such distributions exceed his or her basis in the profits interest units. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of our operating partnership at that time. Upon the disposition of a holder’s profits interest units (or the common partnership units into which the profits interest units may be convertible), a holder will generally recognize gain to the extent that the amount he or she receives plus the portion of our operating partnership’s liabilities allocated to such units exceeds the holder’s basis in such units. This gain generally will be taxable at capital gains rates, but may be subject to tax at higher rates depending on the assets of our operating partnership at the time of such disposition. Generally, no deduction is available to the Company upon the grant, vesting or disposition of the profits interest units.

If a holder receives profits interest units and is an employee of our operating partnership, the issuance of those profits interest units may cause wages paid to the holder to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the holder will be required to make quarterly income tax payments rather than having amounts withheld by us. Additionally, if self-employed, the holder must pay the full amount of all SECA employment taxes on his or her compensation, whereas employees are only responsible for 50% of these taxes (under FICA). In addition, if required to be treated as a self-employed partner, the holder will not be able to participate in certain welfare benefit plans that may be maintained by us, such as so-called “cafeteria” plans, and the cost of employer-provided health and life insurance benefits will be includable in the holder’s taxable income (but may also be deductible to a limited extent). To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Section 162(m) of the Code. In general, Section 162(m) of the Code denies an income tax deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2010 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires that: (1) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (2) the performance goals must be established by a compensation committee comprised of two or more “outside directors”, (3) the performance goals must be based on performance criteria that have been disclosed to and approved by the shareholders, and (4) compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment. Section 162(m) of the Code contains a special rule for stock options which provides that stock options will satisfy the “qualified performance-based compensation” exemption if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date.

The 2010 Plan has been designed to permit the plan administrator to grant stock options and other awards which will qualify as “qualified performance-based compensation.” In addition, under special transition rules applicable to privately-held corporations that become publicly held, the deduction limit under Section 162(m) of the Code does not apply to any remuneration paid pursuant to a plan that existed during the period in which the corporation was not publicly held. This transition rule may be relied on until the earliest to occur of: (1) the first material modification of the plan (including an increase to the plan’s share reserve), (2) the issuance of all of the shares of stock reserved for issuance under the plan, (3) the expiration of the plan or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering was completed.

Section 409A of the Code. Certain types of awards under the 2010 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2010 Plan and awards granted under the 2010 Plan have been and will be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2010 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

The Board of Directors unanimously recommends a vote “FOR” the approval of an amendment to increase the share reserve under the 2010 Plan.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012. During 2011, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)
Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Our Board has decided that we will hold an annual advisory vote on the compensation of named executive officers (a “say-on-pay proposal”), in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2011 were voted in favor of holding an annual advisory vote.

At our annual stockholders’ meeting held in June 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of our approach to our executive compensation program. Accordingly, we have not made changes to our executive compensation program in response to this vote.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 27. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders. Following is a discussion of the role of certain components of our executive compensation program in creating this link. We urge our stockholders to review the “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance with regard to cash compensation. We believe that a significant portion of our executives’ cash compensation should be variable, at risk and tied to the near-term success of the Company. During 2011, we measured near-term success, in part, through the expansion of the Company’s asset base and property portfolio, implementation of our near-term capital market strategy through multiple equity offerings and continued development of our internal infrastructure and management platform to pursue future growth and to accommodate the expanded needs of a newly public company. We believe that these developments were (and continue to be) critical to our success generally. Accordingly, we used these metrics to determine annual cash bonuses for our named executive officers and paid cash bonuses based on our success in each of these areas.

We believe that our equity compensation programs further align our executives’ interests with those of our stockholders. We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date, we have used restricted stock as our equity incentive vehicle because restricted stock enables our executives to establish a meaningful equity stake in the Company upon grant (subject to vesting) while allowing the executives to participate in future value creation through appreciation of the shares. These awards tie our executives’ interests to those of long-term stockholders and serve to motivate our executives to lead the Company to achieve long-term financial goals that are expected to lead to increased stockholder value.

In addition to linking compensation value to stockholder value, restricted stock awards generally require continued service over a multi-year period (typically three years) as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We are committed to strong governance standards with respect to our compensation programs. As part of its commitment to strong corporate governance and best practices, the Compensation Committee engaged and received advice on the compensation program from a third-party compensation consultant in order to supplement the committee’s collective knowledge and experience and provide important empirical compensation data. In addition, the Compensation Committee has adopted an insider trading policy.

The Compensation Committee meets as necessary to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. In conducting its compensation program reviews, the Compensation Committee relies not only on its significant collective experience, but also considers data and advice from its compensation consultant. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the “double trigger” change-in-control cash severance benefits we provide (which require a qualifying termination of employment in connection with a change in control to receive these benefits) properly incentivize our executives by providing appropriate protections against job loss without creating the potential for “single trigger” cash severance windfalls just for completing a transaction. Moreover, our executives are not entitled to any excise tax gross-ups in connection with change in control payments.

Recommendation

As an advisory vote, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, the following resolution will be submitted for stockholder approval at the 2012 Annual Meeting of Stockholders: “RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the compensation of Hudson Pacific Properties’ named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in Hudson Pacific Properties’ Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” approval of the resolution approving, on an advisory basis, the compensation of our named executive officers.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly raised at the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	50	Chief Executive Officer and Chairman of the Board of Directors
Howard S. Stern*	50	President and Director
Mark T. Lammas*	45	Chief Financial Officer and Treasurer
Christopher Barton*	47	Executive Vice President, Operations and Development
Dale Shimoda*	44	Executive Vice President, Finance
Kay L. Tidwell	34	Executive Vice President, General Counsel and Secretary
Harout Diramerian	37	Chief Accounting Officer
Alexander Vouvalides	33	Senior Vice President, Acquisitions
Drew Gordon	45	Senior Vice President, Northern California
* Denotes our named executive officers.
The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman and Howard S. Stern, who are described on page 4 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas has served as Chief Financial Officer and Treasurer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher Barton has served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and renovation activity at the Sunset Gower and Sunset Bronson properties. With 20 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, Mr. Barton has developed over 2.5 million square feet of commercial property, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the Board of Directors of the Hollywood Chamber of Commerce and Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert

Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 and serves as Executive Vice President, General Counsel and Secretary. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002, and where she advised on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee, along with associated claims of fraud and misrepresentation in connection with the loan application process, ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. He has informed us that he is strenuously rejecting all claims of fraud or misrepresentation and that he expects a favorable resolution of this matter.

Alexander Vouvalides serves as Senior Vice President, Acquisitions and previously served as Vice President, Asset Management since our IPO. Prior to the formation of our Company, Alexander Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an Associate focused on acquisitions and investments, primarily responsible for acquisition analyses, financial due diligence and asset management assignments. Before joining Hudson Capital, LLC, he was an Associate in the Real Estate Finance & Securitization Group at Credit Suisse working in both the firm’s New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked as a Corporate Finance Analyst in the Technology, Media & Telecommunications group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science.

Drew Gordon joined our Company in February of 2011 and oversees the Company’s operations in Northern California as Senior Vice President, Northern California.  Prior to joining the Company, Mr. Gordon served for one year as Executive Vice President and Chief Investment Officer for Venture Corporation, where he focused on acquiring distressed commercial loans and properties.  In 2009, Mr. Gordon formed Gordon Realty Investments, a San Francisco-based real estate advisory firm.  From 2004 to 2008, Mr. Gordon was Partner and Director of Acquisitions at ATC Partners, a full-service real estate firm in San Francisco, where he focused on acquisitions and repositions of West Coast office properties and oversaw the acquisition of more than $110 million of office investments in the San Francisco Bay Area and other major West Coast cities. From 1998 to 2004, Mr. Gordon served as Senior Vice President and Development Manager for SKS Investments in San Francisco, an investor, advisor and developer of commercial real estate properties in the Western U.S.  While in this role, Mr. Gordon directed and executed the planning, entitlement, design and construction of nearly 1 million square feet of class-A office and residential base building redevelopment and ground-up development.  Prior to that he served as Project Manager/Construction Manager for Hines Interests in San Francisco where he managed and directed over 2.4 million square feet of tenant improvement projects and was involved in nearly $1 billion of base building development projects.  He currently serves on the Board of Directors of each of the San Francisco Bay Area Chapter of NAIOP, the San Francisco BOMA PAC and the City of Hope Real Estate Council.  Mr. Gordon graduated with honors from the University of Western Ontario in London, Canada, with a Bachelor of Social Science degree in the Urban Development Program.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Jonathan Glaser
Mark D. Linehan
Barry A. Porter

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of these policies and decisions. Our “named executive officers” during 2011 were Victor J. Coleman, Chief Executive Officer; Howard S. Stern, President; Mark T. Lammas, Chief Financial Officer; Christopher Barton, Executive Vice President, Operations and Development; and Dale Shimoda, Executive Vice President, Finance.

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees.
Annual performance-based cash compensation (bonuses)	To emphasize short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation
To emphasize long-term performance objectives, align the interests of our named executive officers with shareholder interests, encourage the maximization of shareholder value and retain key executives.

Severance and change in control benefits
To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee (or, prior to our IPO, the Board) has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Our compensation decisions for the named executive officers in 2011, including each of the key elements of our executive compensation program, are discussed in more detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

Our Compensation Committee has adopted an executive compensation philosophy designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.

In order to achieve these objectives, a comprehensive and market-based compensation program is provided to the executive officers that includes both fixed and discretionary amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.” A substantial portion of each named executive officer’s compensation has been provided in the form of equity compensation subject to multi-year vesting provisions designed to ensure that management maintains a long-term focus that serves the best interests of the Company.

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our named executive officers consists of the following elements:

•	base salary;

•	discretionary performance-based bonuses;

•	equity incentive compensation;

•	certain severance and change in control benefits; and

•	health and welfare benefits and certain limited perquisites and other personal benefits.

During 2011, our named executive officers were eligible to earn cash compensation in the form of base salaries and discretionary annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to the Company.

Each of the primary elements of our 2011 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

In addition, the compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of our Board’s assessment of our Chief Executive Officer’s substantial roles and responsibilities within the Company, we believe that a significant compensation differential between his compensation levels and those of our other named executive officers is appropriate.

How We Determine Executive Compensation

Our Compensation Committee determines compensation for our named executive officers and is comprised of three independent directors, Jonathan Glaser (Chairman), Mark Linehan and Barry Porter. Our Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to our 2010 Plan. Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our Web site at www.hudsonpacificproperties.com. Information contained on our Web site is not incorporated by reference into this Proxy Statement and you should not consider information contained on our Web site to be part of this Proxy Statement.

The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our IPO. Since the completion of our IPO in 2010, our Compensation Committee has worked with its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant”, to implement compensation policies based on the following factors: (i) our desire to align the interests of our named executive officers with those of our stockholders and incentivize them over the near, medium and long term, (ii) our need to reward our named executive officers for exceptional performance and (iii) our need to retain our named executive officers’ services over the long term. In addition, our Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions in 2011, our Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other named executive officers. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other named executive officers do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2011, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). At our annual stockholders’ meeting held in June 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of the compensation program, objectives and policies for our named executive officers, and did not change the approach in 2011 in connection with the vote on our 2011 say-on-pay proposal. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies.
In 2011, the Compensation Committee engaged FTI Consulting, Inc., or FTI, a real estate advisory practice, to provide market-based compensation data and to advise on industry trends and best practices. In connection with these efforts, FTI prepared for the Compensation Committee two peer group compensation analyses: (i) a Performance-Based Peer Group analysis and (ii) a Size-Based Peer Group analysis. The Performance-Based Peer Group was comprised of other publicly-traded real estate investment trusts generally with an investment focus on office properties and/or a geographic concentration on the West Coast, and included the following 15 companies:

Alexandria Real Estate Equities, Inc.	Entertainment Properties Trust	Parkway Properties, Inc.
BioMed Realty Trust, Inc.	Highwoods Properties, Inc.	Piedmont Office Realty Trust, Inc.
Corporate Office Properties Trust	Kilroy Realty Corporation	PS Business Parks, Inc.
Digital Realty Trust, Inc.	Lexington Realty Trust	Realty Income Corporation
Douglas Emmett, Inc.	Mack-Cali Realty Corporation	Washington Real Estate Investment Trust

Additionally, in order to be more exhaustive and evaluate a broader scope of information, and in recognition of our size relative to several of the companies included in the Performance-Based Peer Group, the Compensation Committee requested that FTI prepare a Size-Based Peer Group comprised of other publicly-traded real estate investment trusts across various asset sectors with a total equity market capitalization level below $1 billion (similar to the Company). The Size-Based Peer Group was comprised of the following 28 companies:

Acadia Realty Trust	CubeSmart	iStar Financial Inc.	Pebblebrook Hotel Trust
Anworth Mortgage Corporation	FelCor Lodging Trust Incorporated	Lexington Realty Trust	Pennsylvania Real Estate Investment Trust
Arlington Asset Investment Corp.	First Industrial Realty Trust, Inc.	LTC Properties, Inc.	Retail Opportunity Investments Corp.
Ashford Hospitality Trust, Inc.	First Potomac Realty Trust	Morgans Hotel Group Company	Strategic Hotels & Resorts
Associated Estates Realty Corporation	Glimcher Realty Trust	MPG Office Trust, Inc.	Sun Communities, Inc.
Cedar Realty Trust, Inc.	Gramercy Capital Corp.	National HealthCare Corporation	Sunstone Hotel Investors, Inc.
Cousins Properties Incorporated	Hersha Hospitality Trust	NorthStar Realty Finance Corp.	Urstadt Biddle Properties Inc.

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analyses prepared by FTI were utilized by the Compensation Committee for informational purposes only and were not utilized for benchmarking purposes.

Other than advising the Compensation Committee as described above, FTI did not provide any material services to the Company in 2011. However, during 2011, EdgeRock Realty Advisors, or EdgeRock, a company in which FTI holds a substantial minority equity stake, provided services unrelated to executive compensation, including real estate and financial advisory services. EdgeRock was engaged to provide real estate and financial advisory services directly by our management team. The Compensation Committee did not, apart from its members’ participation in the general Board of Directors approval, review or approve the services provided by EdgeRock to the Company, as those services did not relate to compensation matters. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage FTI. The compensation committee has sole authority to hire, fire and set the terms of engagement with FTI. The Compensation Committee believes that the compensation consulting advice it received from FTI relating to executive compensation matters was objective and not influenced by EdgeRock’s relationship with the Company or the services provided by EdgeRock to the Company. The aggregate fees paid for FTI’s services in 2011 totaled approximately $60,000, and the aggregate fees paid to EdgeRock for those other services in 2011 totaled approximately $487,600.

Measuring 2011 Performance

We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value.

With the assistance of FTI, the Compensation Committee performed a comprehensive review of corporate and individual performance for 2011 as part of its determination of year-end 2011 performance-based compensation, including cash bonuses and annual grants of equity awards. The Compensation Committee’s review did not include an assessment of any predetermined metrics or hurdles (as no such metrics or hurdles were applicable), but instead was based on an evaluation of company and individual performance in relation to select market and operational criteria the Compensation Committee felt were most appropriate given our recent transition into the public arena and growth stage. Such criteria included success achieved in relation to acquisitions performance and capital deployment, capital markets strategy, organizational development, and stockholder value creation, among others. Individual performance metrics are discussed in more detail below in the sections entitled “Elements of Executive Officer Compensation—Cash Bonuses” and “—Long-Term Equity Incentives.” Examples of key company performance achievements attained in 2011 that the Compensation Committee took into account when setting 2011 compensation include the following:

•
Continued expansion of our asset base and property portfolio, as evidenced through the successful sourcing and execution of key acquisitions in 2011 in accordance with our investment focus of office and media and entertainment properties in high barrier-to-entry markets that included, among others, 625 Second Street and 275 Brannan in the San

Francisco metropolitan area and 6922 Hollywood Boulevard in the Los Angeles metropolitan area, all of which have met or outperformed underwriting expectations since acquisition;

•
Demonstrated sound capital markets performance that included raising an additional approximate $304 million in equity capital, amending the Company’s credit facility to reduce interest cost and increase funding availability, and extending all loan maturities beyond 2012;

•	Completion of new and renewal leases totaling approximately 428,977 square feet during 2011; and

•	Improvement in the Company’s office portfolio leased rate from 88.0% as of year-end 2010 to 91.0% as of year-end 2011.

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2011 compensation for each of our named executive officers.

Base Salaries

Each named executive officer’s compensation was initially established based on negotiations in connection with our IPO in 2010. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive. Base salaries of our named executive officers initially were approved by our Board and periodically reviewed by our Compensation Committee. No formulaic base salary increases are provided to our named executive officers; however our Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our named executive officers during 2011 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

Our named executive officers are eligible to earn discretionary annual cash bonuses based on each executive officer’s individual performance and contribution on to the Company’s success, as determined by our Compensation Committee. Eligibility to receive these cash bonuses incentivizes our named executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. The amounts of any discretionary cash bonuses are determined each year by our Compensation Committee after taking into account its subjective assessment of individual performance and the named executive officer’s contributions to company-wide performance.
With the assistance of FTI, the Compensation Committee performed a comprehensive review of corporate and individual performance for 2011 as part of its determination of year-end 2011 performance-based compensation, including cash bonuses and annual grants of equity awards. The Compensation Committee’s review did not include an assessment of any predetermined metrics or hurdles (as no such metrics or hurdles were applicable), but instead was based on an evaluation of Company and individual performance in relation to select market and operational criteria the Compensation Committee felt were most appropriate given our recent transition into the public arena and growth stage. Such criteria included success achieved in relation to acquisitions and capital deployment, capital markets strategy, asset management, organizational development, and stockholder value creation, among others. Individual performance metrics are discussed in more detail below in the sections entitled “Elements of Executive Officer Compensation-Cash Bonuses” and “—Long-Term Equity Incentives.” Examples of key Company performance achievements attained in 2011 that the Compensation Committee took into account when setting 2011 compensation include the following:

•
Continued expansion of our asset base and property portfolio through the successful sourcing and execution in the acquisition of over 2.5 million square feet of office property in the Company’s target markets;

•
Demonstrated sound capital markets performance that included raising an additional approximate $304 million in equity capital and amending the Company’s credit facility to reduce interest cost and increase funding availability;

•	Completion of new and renewal leases totaling 428,977 square feet as of year-end 2011; and

•	Improvement in the Company’s office portfolio leased rate from 88.0% as of year-end 2010 to 91.0% as of year-end 2011.

Executive	2011 Bonus
Victor J. Coleman	$1,000,000
Howard S. Stern	$575,000
Mark T. Lammas	$425,000
Christopher Barton	$300,000
Dale Shimoda	$300,000

These discretionary bonuses were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the factors described in the preceding paragraph as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate bonus level based on that information, considered in light of the Compensation Committee’s collective experience regarding appropriate compensation and bonus levels.

Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment (typically over a period of three years), our equity-based incentives also serve to help retain our named executive officers through the award vesting period.

Historically, including with respect to 2011, we have granted restricted stock to our named executive officers in order to incentivize future growth, but also to deliver value to these officers in excess of simple future appreciation. These awards were further intended to enable our executive officers to establish or augment meaningful equity stakes in the Company. We believe that theses awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

As part of its review of 2011 performance, in determining whether to make annual grants of equity awards to our named executive officers in respect of services provided during 2011, the Compensation Committee analyzed the role and responsibilities of the individual, and individual performance history, prevailing market practices based on market data provided by FTI with respect to the Performance-Based Peer Group and Size-Based Peer Group, as well as Company and individual performance. This analysis considered the same performance and market factors as those considered in determining the named executive officers’ discretionary cash bonuses for 2011, as described in more detail above in the sections entitled “Executive Compensation Philosophy and Objectives—Measuring 2011 Performance” and “—Cash Bonuses.” As with the discretionary cash bonuses, annual equity awards were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the relevant factors as applied to each named executive officer (including, in the case of company-level metrics, such named executive officer’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment, on December 29, 2011, the Compensation Committee approved grants of restricted stock to Messrs. Coleman, Stern, Lammas, Barton and Shimoda of 110,538 shares, 49,752 shares, 31,319 shares, 18,423 shares and 18,423 shares, respectively, pursuant to the 2010 Plan. These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”).

Employee Benefits

Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our named executive officers and enhancing the overall desirability and competitiveness of our compensation program. Additionally, we reimburse Mr. Coleman for any premiums paid by him for the continuation of healthcare coverage provided through COBRA.

In August 2011 we established a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2011, the prescribed annual limit was $16,500. Currently, we do not match contributions made by participants in the plan. However, we may make matching or other contributions to the 401(k) plan on behalf of eligible employees in the future. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by our Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table” and “—Potential Payments Upon Termination or Change in Control,” we entered into employment agreements with our named executive officers, in connection with the completion of our IPO, that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. For a description of the material terms of these employment agreements, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table” and “—Potential Payments Upon Termination or Change in Control” below.

2012 Outperformance Program

On January 1, 2012, the Compensation Committee adopted the 2012 Outperformance Program (“OPP”) under our 2010 Plan. The OPP authorizes grants of incentive awards linked to our absolute and relative total shareholder return (“TSR”) over the performance period beginning on January 1, 2012 and ending on the earlier to occur of December 31, 2014 or the date on which we experience a change in control. Each OPP award confers a percentage participation right in a dollar-denominated, stock-settled bonus pool, as well as certain dividend equivalent rights. Upon adoption of the OPP, the Compensation Committee granted Messrs. Coleman, Stern, Lammas, Barton and Shimoda OPP awards of 25%, 15%, 15%, 10% and 5%, respectively. As participants will only receive shares based on the achievement of TSR, we believe the OPP will further link the objectives of our named executive officers to those of our shareholders.

Under the OPP, a bonus pool of up to (but not exceeding) $10 million will be determined at the end of the performance period as the sum of: (i) 4% of the amount by which our TSR during the performance period exceeds 9% simple annual TSR (the absolute TSR component), plus (ii) 4% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (on a percentage basis) over the performance period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the performance period. In addition, the relative TSR component may be a negative value equal to 4% of the amount by which we underperform the SNL Equity REIT Index by more than 3% per year during the performance period (if any). If we attain pro-rated TSR performance goals during 2012 and/or 2013 that yield hypothetical bonus pools of up to $2 million for 2012 performance and/or up to $4 million for combined 2012/2013 performance, stock awards issued under the final bonus pool at the end of the performance period will cover a number of shares in the aggregate at least equal to the number of shares that would have been subject to stock awards issued at the end of 2012 or 2013 (whichever is greater) based on our TSR performance and common stock price for such prior years (subject to reduction to comply with the $10 million bonus pool limitation).

At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock at the end of the performance period. Half of each such participant’s bonus pool interest will be paid in fully vested shares of our common stock and the other half will be paid in restricted stock units (RSUs) that vest in equal annual installments over the two years immediately following the performance period (based on continued employment) and carry tandem dividend equivalent rights. However, if the performance period is terminated prior to December 31, 2014 in connection with a change in control, OPP awards will be paid entirely in fully vested shares of our common stock immediately prior to the change in control. In addition to these share/RSU payments, each OPP award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of shares and RSUs ultimately issued or granted in respect of such OPP award, had such shares and RSUs been outstanding throughout the performance period.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period entirely in fully vested shares (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2014, any unvested RSUs that remain outstanding will accelerate and vest in full upon such event.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance based. We expect that our Compensation Committee will adhere to the principle that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from any applicable deductibility limitations of Section 162(m) of the Code. As such, in approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, we do not expect Section 162(m) of the Code to apply to certain awards under the 2010 Plan until the earliest to occur of our annual stockholders’ meeting in 2014, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, performance criteria may be used with respect to performance awards that are not intended to constitute performance-based compensation for purposes of Section 162(m) of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 30, 2010 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation(3)	Total ($)
Victor J. Coleman	2011	500,000	1,000,000	1,500,001	23,891	3,023,892
Chief Executive Officer	2010	253,245	500,000	3,499,993	15,167	4,268,585
Howard S. Stern	2011	400,000	575,000	674,999	643	1,650,642
President	2010	202,740	400,000	1,559,986	321	2,163,047
Mark T. Lammas	2011	300,000	425,000	424,999	643	1,150,642
Chief Financial Officer	2010	152,055	225,000	650,002	321	1,027,378
Christopher Barton	2011	300,000	300,000	250,000	643	850,643
Executive Vice President, Operations and Development	2010	152,055	225,000	550,006	321	927,382
Dale Shimoda	2011	300,000	300,000	250,000	643	850,643
Executive Vice President, Finance	2010	152,055	225,000	550,006	321	927,382
__________________

(1)	Amounts represent discretionary bonuses paid to our named executive officers in respect of services provided during the applicable fiscal year.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards granted in 2011 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed March 14, 2012. There can be no assurance that awards will vest (in which case no value will be realized by the individual).

(3)
Amounts reflect premium payments for group term life insurance ($643) for Messrs. Coleman, Stern, Lammas, Barton and Shimoda and, with respect to Mr. Coleman only, the reimbursement of premium payments paid by him for COBRA healthcare coverage ($23,248) under the medical plans of a former employer.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2011:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (# shares)	Grant Date Fair Value of Stock and Options Awards ($)(1)
Victor J. Coleman	December 29, 2011	110,538(2)	1,500,001
Howard S. Stern	December 29, 2011	49,742(2)	674,999
Mark T. Lammas	December 29, 2011	31,319(2)	424,999
Christopher Barton	December 29, 2011	18,423(2)	250,000
Dale Shimoda	December 29, 2011	18,423(2)	250,000
__________________

(1)
Amounts reflect the full grant date fair value of restricted stock granted during 2011 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to executive officers in Notes 2 and 12 to the consolidated financial statements contained in our Annual Report file on Form 10-K, filed March 14, 2012. There can be no assurance that awards will vest (in which case no value will be realized by the individual).

(2)
On December 29, 2011, the Compensation Committee approved these restricted stock awards for each named executive officer, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2012, December 29, 2013 and December 29, 2014, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2011 TABLE

We entered into employment agreements with each of our named executive officers, effective as of the date of the completion of our IPO on June 29, 2010. The following is a summary of the material terms of the agreements.

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Executive Vice President—Operations and Development and Executive Vice President—Finance, respectively. Messrs. Coleman and Stern report directly to our Board, while the other executives report to our Chief Executive Officer. The initial term of the employment agreements will end on June 29, 2013. On that date, the term of the employment agreements will automatically be extended for one year, unless earlier terminated. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control. Pursuant to Messrs. Coleman and Stern’s employment agreements, during the terms of their employment, we will nominate each for election as a director.

Under the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda are entitled to receive annual base salaries of $500,000, $400,000, $300,000, $300,000 and $300,000, respectively, each of which are subject to increase at the discretion of our compensation committee. In addition, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on determinations of Company and individual performance by our compensation committee. In connection with entering into the employment agreements, Messrs. Coleman, Stern, Lammas, Barton and Shimoda were each granted an award of restricted shares of our common stock, with respect to 117,647 shares, 53,529 shares, 17,647 shares, 17,647 shares and 17,647 shares, respectively. These restricted stock awards vest in three equal, annual installments on each of the first three anniversaries of June 29, 2010, the date of our IPO, subject to the executive’s continued employment through the applicable vesting date (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.

If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), because we elect not to renew the initial term of the employment agreement or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2011:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)
Victor J. Coleman	78,431(2)	1,110,583
	66,622(3)	943,368
	110,538(4)	1,565,218
Howard S. Stern	35,686(2)	505,314
	28,869(3)	408,785
	49,742(4)	704,347
Mark T. Lammas	11,765(2)	166,592
	15,545(3)	220,117
	31,319(4)	443,477
Christopher Barton	11,765(2)	166,592
	11,104(3)	157,233
	18,423(4)	260,870
Dale Shimoda	11,765(2)	166,592
	11,104(3)	157,233
	18,423(4)	260,870
__________________

(1)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2011 ($14.16) by the number of unvested shares of restricted stock outstanding under the award.

(2)
Consists of restricted stock granted on June 29, 2010, which vests in three substantially equal installments on each of June 29, 2011, 2012 and 2013, subject to continued service with us through the applicable vesting dates.

(3)
Consists of restricted stock granted on December 29, 2010, which vests in three substantially equal installments on each of December 29, 2011, 2012 and 2013, respectively, subject to continued service with us through the applicable vesting dates.

(4)
Consists of restricted stock granted on December 29, 2011, which will vest in three substantially equal installments on each of December 29, 2012, 2013 and 2014, respectively, subject to continued service with us through the applicable vesting dates.

2011 OPTION EXERCISES AND STOCK VESTED

The following table summarizes vesting of stock applicable to our named executive officers during the year December 31, 2011. None of the named executive officers held any options during 2011.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Victor J. Coleman	72,527	1,058,310
Howard S. Stern	32,278	471,736
Mark T. Lammas	13,655	196,415
Christopher Barton	11,434	166,276
Dale Shimoda	11,434	166,276
__________________

(1)	Amounts shown are calculated by multiplying the fair market value of our common stock on the applicable vesting date by the number of shares of restricted stock that vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or for Good Reason; Non-Renewal

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to two (or, with respect to Messrs. Coleman and Stern, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the highest annual bonus earned by the executive during the employment term and (iii) the highest value of any annual equity award(s) granted to the executive during the employment term (not including the initial grant of restricted stock described above or any award(s) granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•	Accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and

•	Company-subsidized continuation healthcare coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated because we elect not to renew the initial term of the employment agreement, then the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason, except that the amount of the cash severance will be multiplied by one rather than two (or, with respect to Messrs. Coleman and Stern, two rather than three). However, if such a non-renewal termination occurs upon or within 12 months after a change in control of the Company, the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason (without reduction of the cash severance multiplier). The executive’s right to receive the severance payments and benefits described above is, in all cases, subject to his delivery of an effective general release of claims in favor of the Company.

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

Change in Control

Under the employment agreements, if an executive remains employed through a change in control of the Company, the executive’s initial restricted stock award (granted on June 29, 2010) will vest in full to the extent then unvested.

Summary of Potential Payments

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or change in control, in any case, occurring on December 31, 2011. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Executive	Benefit	Company Non- Renewal($)(1)	Death or Disability($)	Change in Control($)(2)	Company Non-Renewal or Termination without Cause or for Good Reason at any time ($)(3)
Victor J. Coleman	Cash Severance(4)	6,000,002	—	—	9,000,003
	Continued Health Benefits(5)	38,074	—	—	38,074
	Equity Acceleration	3,619,169(6)	3,619,169(6)	1,110,583	3,619,169(6)
	Life Insurance(7)	—	50,000	—	—
	Total	9,657,245	3,669,169	1,110,583	12,657,246
Howard S. Stern
	Cash Severance(4)	3,299,998	—	—	4,949,997
	Continued Health Benefits(5)	45,322	—	—	45,322
	Equity Acceleration	1,618,446(6)	1,618,446(6)	505,314	1,618,446(6)
	Life Insurance(7)	—	50,000	—	—
	Total	4,963,766	1,668,466	505,314	6,613,765
Mark T. Lammas
	Cash Severance(4)	1,149,999	—	—	2,299,998
	Continued Health Benefits(5)	36,610	—	—	36,610
	Equity Acceleration	830,186(6)	830,186(6)	166,592	830,186(6)
	Life Insurance(7)	—	50,000	—	—
	Total	2,016,795	880,186	166,592	3,166,794
Christopher Barton
	Cash Severance(4)	850,000	—	—	1,700,000
	Continued Health Benefits(5)	36,610	—	—	36,610
	Equity Acceleration	584,695(6)	584,695(6)	166,592	584,695(6)
	Life Insurance(7)	—	50,000	—	—
	Total	1,471,305	634,695	166,592	2,321,305
Dale Shimoda
	Cash Severance(4)	850,000	—	—	1,700,000
	Continued Health Benefits(5)	—	—	—	—
	Equity Acceleration	584,695(6)	584,695(6)	166,592	584,695(6)
	Life Insurance(7)	—	50,000	—	—
	Total	1,434,695	634,695	166,592	2,284,695

(1)
This column describes the payments and benefits that become payable if we elect not to renew the initial term of the agreement prior to the occurrence of (or more than one year after) a change in control. These amounts reflect the non-renewal severance multiples described above, but are purely hypothetical in light of the fact that the employment agreements continue in effect until 2013 and, therefore, a non-

renewal severance termination would not have been possible on December 31, 2011.

(2)
Represents the value attributable to the vesting of 78,431 shares, 35,686 shares, 11,765 shares, 11,765 shares and 11,765 shares, underlying the June 2010 restricted stock awards granted to Messrs. Coleman, Stern, Lammas, Barton and Shimoda, respectively. The value of accelerated restricted stock was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of a share of common stock on December 31, 2011 ($14.16).

(3)
In accordance with the employment agreement terms, if any payments made upon a qualifying termination in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive that are more favorable than the net after-tax payments and benefits payable to the executive in the absence of such a reduction after the imposition of the excise tax. No executive is entitled to any tax gross-up payment in connection with change in control payments.

(4)
Cash severance is calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive's annual base salary in effect on December 31, 2011; (ii) the highest annual bonus earned by the named executive officer during the employment term; and (iii) the highest value of annual equity awards made to the executive during the employment term, not including the initial grant of restricted stock awarded in connection with the employment agreement.

(5)
Represents the aggregate full premium payments that we would be required to pay to or on behalf of each executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2011) for 18 months.

(6)
Represents the value attributable to the accelerated vesting of (i) 78,431 shares, 35,686 shares, 11,765 shares, 11,765 shares and 11,765 shares, underlying the June 2010 restricted stock awards, (ii) 66,622 shares, 28,869 shares, 15,545 shares, 11,104 shares and 11,104 shares, underlying the December 2010 restricted stock awards, and (iii) 110,538 shares, 49,742 shares, 31,319 shares, 18,423 shares and 18,423 shares, underlying the December 2011 restricted stock awards, in each case, granted to Messrs. Coleman, Stern, Lammas, Barton and Shimoda, respectively. The value of accelerated restricted stock was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of a share of common stock on December 31, 2011 ($14.16).

(7)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	—	—	859,811
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	859,811
______________

(1)	Consists of the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan.

COMPENSATION RISK ANALYSIS

As part of the 2011 compensation process, the Compensation Committee, in conjunction with FTI, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of equity-based executive compensation since completion of our IPO has been in the form of restricted stock, which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
In 2011, our Compensation Committee retained ultimate discretion in setting compensation and did not rely on pre-determined formulas, therefore our executives were not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric; and

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth with our long-term performance.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 12, 2012 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Common Units(2)
Farallon Partners, L.L.C.(3)	12,047,379	33.6%	33%
Cohen & Steers, Inc.(4)	4,728,468	13.9%	13%
Morgan Stanley(5)	2,521,440	7.4%	6.9%
The Vanguard Group, Inc.(6)	2,034,764	6.0%	5.6%
Private Management Group(7)	1,874,559	5.5%	5.1%
Victor J. Coleman	888,772	2.6%	2.4%
Howard S. Stern(8)	354,184	1%	1%
Christopher Barton	48,532	*	*
Mark T. Lammas	72,284	*	*
Dale Shimoda	50,568	*	*
Theodore R. Antenucci	10,816	*	*
Richard B. Fried(9)	12,052,313	33.7%	33.1%
Jonathan M. Glaser	75,904	*	*
Mark D. Linehan	20,816	*	*
Robert M. Moran, Jr.	10,816	*	*
Barry A. Porter	37,104	*	*
Patrick Whitesell	2,259	*	*
All directors and executive officers as a group (15 persons)	13,671,729	38.4%	37.5%
__________________
* Represents less than 1.0%.

(1)
Based on 33,998,498 shares of common stock outstanding as of March 12, 2012. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Based on 33,998,498 shares of common stock outstanding as of March 12, 2012, and 2,455,063 outstanding common units held by limited partners as of March 12, 2012, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of our common stock that may be issued upon exchange of our series A preferred units issued in the formation transactions or upon exchange of common units into which such series A preferred units may be converted.

(3)
Includes shares of common stock and common units held by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III., L.P. (collectively, the “Farallon Funds”). Farallon Partners, L.L.C., a Delaware limited liability company, is the general partner of each of the Farallon Funds, and may be deemed to beneficially own the shares and units owned by each such partnership. As managing members (with the power to exercise investment discretion) of Farallon Partners, L.L.C, each of Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, John R. Warren and Mark C. Wehrly may be deemed to beneficially own the shares and units owned by each of the Farallon Funds. Farallon Partners, L.L.C. and each of its foregoing managing members disclaim any beneficial ownership of such shares and units. All of the above-mentioned entities and persons disclaim group attribution. Farallon Capital Partners, L.P. and Farallon Capital Institutional Partners, L.P. are California limited partnerships, and Farallon Capital Institutional Partners III, L.P. is a Delaware limited partnership. The address for all of the above-mentioned entities and persons is One Maritime Plaza, Suite 2100, San Francisco, CA 94111. The information in this footnote is based solely upon information provided by Farallon.

(4)
Cohen & Steers, Inc., a Delaware corporation, holds a 100% interest in Cohen & Steers Capital Management, Inc., a New York corporation. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., a Belgium limited company. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The principal address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2012.

(5)
Morgan Stanley Investment Management Inc., a Delaware corporation, is wholly-owned by Morgan Stanley, a Delaware corporation. Morgan Stanley may be deemed to beneficially own the shares owned by Morgan Stanley Investment Management Inc. The principal address for Morgan Stanley is 1585 Broadway, New York, NY 10036. The principal address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036. The information in this footnote is based solely upon a Schedule 13G filed by Morgan Stanley Inc. on February 8, 2012.

(6)
The Vanguard Group, Inc., a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. The information in this footnote is based solely upon a Schedule 13G filed by The Vanguard Group on February 6, 2012.

(7)
Private Management Group, Inc., a California corporation, has a principal address of 15635 Alton Parkway, Suite 400, Irvine, CA, 92618. The information in this footnote is based solely upon a Schedule 13G filed on February 8, 2012.

(8)	Howard S. Stern has pledged 13,798 shares of common stock and 216,949 common units to Morgan Stanley Smith Barney LLC as collateral to secure a personal loan.

(9)
Includes shares of common stock and common units held by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III., L.P. (collectively, the “Farallon Funds”) and shares of restricted stock held individually by Richard B. Fried. Mr. Fried is a managing member (with the power to exercise investment discretion) of Farallon Partners, L.L.C. and may be deemed to have beneficial ownership of the shares of common stock and common units owned by each of the Farallon Funds of which Farallon Partners, L.L.C. is the general partner. Mr. Fried disclaims beneficial ownership of all such shares and units held by the Farallon Funds. The information in this footnote is based solely upon a Form 4 filed by Richard B. Fried on June 13, 2011.

EXECUTIVE AND DIRECTOR STOCK OWNERSHIP GUIDELINES

In December 2011, our Board of Directors adopted stock ownership guidelines for our named executive officers and non-employee directors.  Pursuant to the guidelines, our named executive officers are required to hold a number of shares of Company stock having a market value equal to or greater than a multiple of each executive’s base salary.  For our Chief Executive Officer, the multiple is five times base salary, for our President the multiple is four times base salary and for all other named executive officers the multiple is three times base salary.  Our non-employee directors are required to hold a number of shares of Company stock having a market value equal to or greater than two times their annual cash retainer, or $120,000.  Our named executive officers and non-employee directors will have four years from the date of adoption of the guidelines to attain compliance with the stock ownership requirements, or in the case of a new executive or non-employee director, four years from the commencement of their employment or election to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2011, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for the following: A Statement of Changes in Beneficial Ownership of Securities on Form 4 was not timely filed to report the purchase of 1,900 shares of our series B preferred stock by Victor J. Coleman on September 20, 2011. The Form 4 reporting the purchase of these shares was filed on October 3, 2011.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

2011 Private Placement

Concurrently with an offering of our common stock for which we filed a registration statement in April 2011, we sold to the Farallon Funds 3,125,000 shares of our common stock at a price per share equal to the public offering price and without payment by us of any underwriting discount or commission. The proceeds were contributed to our operating partnership in exchange for common units.

In connection with the offering and the concurrent private placement, our Board of Directors granted to the Farallon excepted holders revised exemptions from the ownership limits, subject to substantially the same conditions and limitations as those that were in place under the exemptions previously granted to the Farallon excepted holders in connection with our IPO.

Contribution Agreements

Hudson Contribution Agreement

In connection with the consummation of our IPO, Mr. Coleman and Mr. Stern entered into a contribution agreement, or the Hudson contribution agreement, with us and our operating partnership pursuant to which Messrs. Coleman and Stern contributed their direct or indirect interests in a portfolio of properties and a property management business to our operating partnership in exchange for common units. Under the Hudson contribution agreement, Mr. Coleman received 402,907 common units and Mr. Stern received 216,949 common units. The aggregate value of the common units issued to Messrs. Coleman and Stern was $6.8 million and $3.7 million, respectively.

Farallon Contribution Agreement

In connection with the consummation of our IPO, affiliates of the Farallon Funds entered into a contribution agreement, or the Farallon contribution agreement, with us and our operating partnership pursuant to which such affiliates contributed their direct or indirect interests in a portfolio of properties and approximately $14.8 million in cash (subject to adjustments based on credits to affiliates of the Farallon Funds for payments made prior to closing) for prepaid rents, outstanding tenant improvement costs and outstanding infrastructure costs in exchange for common units and shares of our common stock. Under the Farallon contribution agreement, the Farallon Funds received 1,806,731 common units and 6,026,007 shares of common stock. The aggregate value of the common units and common stock issued to the Farallon Funds was $133.2 million.

875 Howard Street Contribution Agreement

In connection with the consummation of our IPO, the third party that owned interests in the 875 Howard Street property entered into a contribution agreement, or the 875 Howard Street contribution agreement, with us and our operating partnership pursuant to which the third party contributed its indirect interests in that property to the operating partnership in exchange for 24,030 shares of common stock and 6,787 common units with an aggregate value of approximately $0.5 million that were issued directly to certain nominees of the Farallon Funds.

Reimbursement of Costs Related to Our Initial Public Offering

In connection with our IPO and the formation transactions, Hudson Capital, LLC, the Farallon Funds, and certain other contributors advanced or incurred an aggregate of approximately $2.6 million in organizational and other similar expenses. These funds were advanced or incurred with the understanding that they would be repaid out of the proceeds of the completed public offering. Accordingly, upon consummation of our initial public offering, we repaid approximately $0.6 million of such advances to Hudson Capital, LLC and approximately $1.7 million of such advances to the Farallon Funds. The remaining approximately $0.3 million of such advances were repaid to unaffiliated third parties.

Management Contracts

Prior to our initial public offering and related formation transactions, the media and entertainment properties (Sunset Gower and Sunset Bronson) owned by our predecessor were managed by Hudson Studios Management, LLC, and our City Plaza property was managed by Hudson OP Management, LLC, both of which were affiliates of our predecessor.

Upon our predecessor’s acquisition of the Sunset Gower property, the Sunset Gower property-owning subsidiary entered into a five-year management agreement with Hudson Studios Management, LLC, an affiliate of our predecessor, to pay a monthly management fee equal to approximately $54,000 for the first 24 months of the term and approximately $42,000 for the remaining 36 months. For the 12 months ended December 31, 2011, 2010 and 2009, management fees of approximately $0, $250,000 and $591,000, respectively, had been incurred. In addition, Hudson Studios Management, LLC was entitled to a construction management fee of $300,000 plus 5% of the costs of labor and materials in association with other future developments. As of December 31, 2011, December 31, 2010 and December 31, 2009, $300,000 of construction management fees had been capitalized to construction in progress.

Upon our predecessor’s acquisition of the Sunset Bronson property, the Sunset Bronson property-owning subsidiary entered into an agreement with Hudson Studios Management, LLC to pay a management fee equal to approximately $33,000 per month through December 31, 2009 and $25,000 per month thereafter for the remaining five-year term. For the 12 months ended December 31, 2011, 2010 and 2009, approximately $0, $150,000 and $400,000, respectively, of management fees had been incurred.

Upon our acquisition of the City Plaza property, the City Plaza property-owning subsidiary entered into an agreement with Hudson OP Management, LLC to pay a management fee equal to $10,000 per month. For the 12 months ended December 31, 2011, 2010 and 2009, management fees of approximately $0, $60,000, and $120,000 had been incurred.

Del Amo Purchase Agreement

In connection with our acquisition of a 100% ownership interest in the Del Amo Office property ground subleasehold interest and improvements, the Farallon Funds received $4.3 million (before prorations) in cash in their capacity as indirect owners of the limited partners of the entity that owned the Del Amo Office property ground subleasehold interest and improvements.

Registration Rights

We also entered into a registration rights agreement with the various persons that received shares of our common stock and/or common units in the formation transactions or pursuant to the 2010 private placement, including the Farallon Funds, the Morgan Stanley Investment Partnership and certain of our executive officers. Pursuant to the registration rights agreement, we filed a resale registration statement in August 2011, which was subsequently declared effective, covering the resale of the shares of our common stock issued in the formation transactions and the 2010 private placement, and the resale of the shares of our common stock issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions.

Employment Agreements

We have entered into employment agreements with our executive officers, effective June 29, 2010. The material terms of the employment agreements with our named executive officers are described under “Executive Compensation—Narrative Disclosure to Summary Compensation Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of his or her status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written unsecured undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.
Our charter permits us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity and (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Ste. 1600, Los Angeles, California 90025, (b) telephone at 310.829.5400, or (c) e-mail at investorrelations@hudsonpacificproperties.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2012 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2013 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2012 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than November 20, 2012. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, the Company’s Bylaws require that the Company be given advance written notice of nominations for election to the Company’s Board of Directors and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice at the address set forth in the Introduction not later than November 20, 2012 and no earlier than October 21, 2012 for matters to be presented at the 2013 annual meeting of our stockholders. However, in the event that the 2013 annual meeting is held before May 8, 2013 or after July 7, 2013, for notice by the stockholder to be timely it must be received no more than 150 days prior to the date of the 2013 annual meeting and not less than the later of the close of business (a) 120 days prior to the date of the 2013 annual meeting and (b) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

Other Matters

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary

Los Angeles, California
March 19, 2012

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on June 7, 2012

The Notice of Annual Meeting, Proxy Statement, 2011 Annual Report and other SEC filings are available at the investor relations page of our corporate information Web site at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 7, 2012.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/HPP**
- Follow the steps outlined on the secured Web site.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Proxy for the 2012 Annual Meeting of Stockholders

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A The Board of Directors recommends you vote "FOR" all the director nominees named below:

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Victor J. Coleman	☐	☐	☐	02 - Howard S. Stern	☐	☐	☐	03 - Theodore R. Antenucci	☐	☐	☐
04 - Richard B. Fried	☐	☐	☐	05 - Jonathan M. Glaser	☐	☐	☐	06 - Mark D. Linehan	☐	☐	☐
07 - Robert M. Moran, Jr.	☐	☐	☐	08 - Barry A. Porter	☐	☐	☐	09 - Patrick Whitesell	☐	☐	☐

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The Board of Directors recommends you vote "FOR" Proposal Nos. 2, 3 and 4:

5. The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of any other nominee if any of the nominees listed above declines or is unable to serve.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 3 4 9 5 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01FCKC

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Thursday, June 7, 2012, 9:00 a.m., local time
Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

HUDSON PACIFIC PROPERTIES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the "Stockholder") of Hudson Pacific Properties, Inc., a Maryland corporation (the "Company"), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Howard S. Stern, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California, on Thursday, June 7, 2012, 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2012 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" each of the nominees for director, "FOR" proposals two and three and "FOR" an advisory resolution on the Company's executive compensation. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of the nominees listed above declines or is unable to serve, for the election of any other nominee.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 7, 2012: Hudson Pacific Properties, Inc.'s Proxy Statement and 2011 Annual Report are available at **http://www.edocumentview.com/HPP**